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                                                                    EXHIBIT 11.2


                          Caribiner International, Inc.
                    Computation of Earnings Per Common Share
                        For the Nine Months Ended June 30

                                                                                   1996                      1997
                                                                            -------------------       -------------------
Weighted average common stock outstanding during the period                        7,493,974   (a)          20,993,415

Effect of Outstanding employee stock options                                              --                    88,798

Conversion of Convertible note into shares of preferred stock and the
   subsequent conversion of such shares into shares of common stock                4,110,000                         --

Conversion of all outstanding shares of preferred stock and preferred
   stock into shares of common stock                                               3,082,500                        --

Exercise of warrants                                                               1,069,010                        --

Effect of exercise of warrants computed in accordance with the treasury
   stock method                                                                     (198,882)                        --
                                                                            -------------------       -------------------

     Total weighted average common stock outstanding during the period            15,556,602                21,082,213
                                                                            ===================       ===================

Income before taxes                                                         $      6,393,389          $     21,136,238

Plus: reduction in interest expense from the conversion of the
   Convertible Note                                                                  926,248                         --
                                                                            -------------------       -------------------

Income before taxes                                                                7,319,637                21,136,238

Income tax expense                                                                 2,561,873                 8,665,858
                                                                            -------------------       -------------------

Net income                                                                  $      4,757,764          $     12,470,380
                                                                            ===================       ===================

Earnings per common share                                                   $          0.31    (b)    $          0.59
                                                                            ===================       ===================

(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(b) Computed on a pro forma basis assuming conversion of the convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996 immediately prior to the initial public offering) as if such conversion occurred on October 1, 1995. Pro forma loss per share reflects adjustments to eliminate the interest expense on the convertible note and to eliminate accrued preferred stock dividends.

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